Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-191772

Dated October 17, 2013

B-Roll Script

Buck French

Co-Founder and CEO

Fantex Holdings

What is Fantex?

Fantex was started with the belief that there was a powerful way in which to help build the brands of athletes and celebrities.

If you allowed people to have ownership linked to the value and performance of an athlete brand, we felt that we could create an initial level of advocacy that’s never existed before.

Fantex is excited to make that connection for the first time.  Investors can go to Fantex.com and will soon be able to actually buy stock that is linked to the value and performance of the brand of an athlete.

What is the structure of the company?

Fantex Holdings is the parent company to both Fantex, Inc. and Fantex Brokerage Services.

What is Fantex, Inc.?

Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete’s brand income and works to increase the value of this brand.  Brand income is typically made up of things like playing contracts, endorsements, and appearance fees. In order to fund the purchase and as one of the first steps in building an athlete’s brand, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  The tracking stock is to be offered pursuant to a registration statement filed with the Securities and Exchange Commission.  The Initial Public Offering of the stock takes place on Fantex Brokerage Services.

What is Fantex Brokerage Services?

Fantex Brokerage Services is the world’s first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.  It is the exclusive trading platform for Fantex, Inc. tracking stocks.

Will Fantex, Inc. offer additional tracking stocks in the future?

Fantex, Inc.’s goal is to enter into additional brand contracts in the months ahead across the world of sports. As with our first tracking stock, any future tracking stocks issued by Fantex, Inc. will be available on Fantex Brokerage Services.

What do I need to get started on Fantex Brokerage Services?

Customers interested in learning more should go to Fantex.com. There, you can read the prospectus for our current offering, which contains important information about Fantex, Inc., the tracking stock, and the associated athlete brand contract and brand. There is also additional information on the website to explain how Fantex Brokerage Services works such as how to sign up, fund your account, and trade.

What does it cost to invest in Fantex Arian Foster?

The Fantex, Inc. tracking stock has an Initial Public Offering price of $10 per share.

Why are you launching with Arian Foster’s Brand?

The first brand Fantex, Inc. is working with is Arian Foster, a running back for the Houston Texans. We believe that his brand has long term potential beyond his playing career.

Arian Foster has partnered with Fantex, Inc. because he sees this as a powerful platform to help build his brand. He sees Fantex, Inc. as an opportunity to help change the perception of athletes in the 21st century, as people who are more than just an athlete or a player on a team, but as brands with interests and influence beyond the playing field.

Are these real stocks?

These are Fantex, Inc. tracking stocks that are being offered pursuant to a registration statement that has been filed with the Securities and Exchange Commission (SEC).

Why is this significant?

For the first time, investors can apply their sports and financial knowledge to invest real money in stocks linked to the value and performance of real athlete brands.

How does Fantex, Inc. choose which athletes to work with?

Fantex, Inc. is targeting athletes and entertainers that we believe have the unique traits that allow them to take advantage of our platform in order to build their brand for the long term.

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future.  Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

Contacts:
Howard Solomon	Gabriella Asmus
Finn Partners	Finn Partners
Phone: (415) 348-2733	Phone: (415) 348-2721
Email: Howard.solomon@finnpartners.com	Email: Gabriella.asmus@finnpartners.com

Fantex Brokerage Services Launches First Trading Platform for Stock Linked to the Value and Performance of an Athlete Brand

Fantex, Inc. to acquire a 20% minority interest in the brand income of Houston Texans Pro Bowl running back Arian Foster for $10 million

SAN FRANCISCO Calif. (Oct. 17, 2013) — Fantex Holdings, based in San Francisco, announced today that it is launching two subsidiary companies, Fantex Brokerage Services (FBS) and Fantex, Inc. FBS is an all-new marketplace that allows investors to buy and sell Fantex, Inc. stock linked to the value and performance of the brand* of a professional athlete. Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete brand and works to increase the value of the brand.  Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete.  Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.

Fantex, Inc. has filed a registration statement for its first tracking stock, which will be linked to the value and performance of the brand of Houston Texans Pro Bowl running back Arian Foster. This will mark the company’s first Initial Public Offering (IPO).

“Fantex is bringing sports and business together in a way never previously thought possible,” said Buck French, co-founder and CEO of Fantex Holdings. “By building a marketplace that allows customers to buy shares in a tracking stock linked to the value and performance of an athlete brand, Fantex is enabling a new level of brand advocacy through ownership. For the first time, people can now invest real money in a stock linked to the brand of a professional athlete.”

The tracking stock will be offered pursuant to a registration statement that has been filed with the Securities and Exchange Commission (SEC), and the stock is linked to the economic performance and value of the professional athlete’s brand, such as playing contracts, endorsements, and appearance fees. All investor transactions take place on Fantex Brokerage Services.

Beginning today, investors can register at www.Fantex.com and fund their accounts. Starting in approximately two weeks, they can place reservations for shares in the IPO of Fantex Arian Foster. The offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

Fantex, Inc.’s goal is to announce additional brand acquisitions in the months ahead, and over time across the world of sports.  There is no assurance that Fantex, Inc. will acquire additional brands.  If Fantex, Inc. acquires new brands, it may issue additional tracking stocks which involve additional risks.

“Fantex represents a powerful new opportunity for professional athletes, and I wish it were available during my playing days,” said John Elway, Fantex Holdings Board Member, Hall of Fame quarterback and current executive vice president of football operations for the Denver Broncos.

While Fantex serves as a new proposition for investors to consider, it also offers a compelling proposition for athletes. Fantex, Inc. creates a unique brand building platform for athletes to increase the reach and engagement of their brand. Fantex, Inc. signs a contract with an athlete to acquire a minority interest in their brand and builds a plan with a goal to increase its value, leveraging its marketing expertise. In order to fund the purchase, Fantex, Inc. develops a tracking stock linked to the economic performance of the brand contract and sells shares in the tracking stock to the general public through a registered initial public offering on Fantex Brokerage Services.

For information on trading fees and other details, please visit www.Fantex.com.

About Fantex
Based in San Francisco, Fantex Holdings serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services.  Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete brand and works to increase the value of this brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  The tracking stock is to be offered pursuant to a registration statement filed with the Securities and Exchange Commission.  The offering takes place on Fantex Brokerage Services, the world’s first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.

# # #

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future.  Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

Fantex FAQ

As of 10/17/13

Q.                                   What are the names of the corporate entities?

A.                                    Fantex Holdings, Inc.

Fantex, Inc.

Fantex Brokerage Services, LLC

Q.                                   What is the Fantex corporate structure?

A.                                    Based in San Francisco, Fantex Holdings serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services.  Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete brand and works to increase the value of this brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  The tracking stock is to be offered pursuant to a registration statement filed with the Securities and Exchange Commission.  The offering takes place on Fantex Brokerage Services, the world’s first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.

Q.                                   What is Fantex Brokerage Services?

A.                                    Fantex Brokerage Services is the first registered trading platform that lets customers invest in stocks linked to the value and performance of an athlete brand, using real money with real value. Similar to other trading platforms, the dollars, accounts, trades, risks and reward on Fantex are all very real. Fantex Brokerage Services is a broker-dealer and is the exclusive trading platform for Fantex, Inc. tracking stock.

Q.                                   When was Fantex launched?

A.                                    Fantex officially launched to the public on Oct. 17, 2013

Q.                                   What is the first tracking stock being offered? What additional tracking stocks will be offered in the future?

A.                                    The first Fantex, Inc. tracking stock IPO shares will be linked to the value and performance of the brand of Houston Texans Pro Bowl running back Arian Foster. The offering is highly speculative and the securities involve a high degree of risk.  Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

Fantex, Inc.’s goal is to announce additional brand acquisitions in the months ahead, and over time across the world of sports.  There is no assurance that Fantex, Inc. will acquire additional brands.  If Fantex, Inc. acquires new brands, it may issue additional tracking stocks which involve additional risks.

Q.                                   What makes Fantex, Inc. stock real?

A.                                    The tracking stock is offered pursuant to a registration statement filed with the Securities and Exchange Commission (SEC), and the stock is linked to the economic performance and value of a professional athlete’s brand.  Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associate brand or athlete.  Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.

Q.                                   What is needed to sign up?

A.                                    All investors need is a social security number, contact information, and an investment profile. All Fantex investors must be age 18 or older with a physical address in the U.S or its territories.  Customers can fund their accounts via electronic transfer, wire transfer or regular mail, and no minimum balance is required.

Q:                                  How does Fantex Brokerage Services ensure that its customer personal information is secure?

A:                                   Customer information on Fantex is extremely secure. Fantex uses a variety of measures to protect customers’ personal information. All customer information is kept confidential with strict physical, electronic and procedural safeguards in place to protect against unauthorized access to customer information.

Q.                                   How does the offering work?

A.                                    An “Initial Public Offering” (IPO) is the first time shares linked to the value of an athlete’s brand are made available for sale to the public.  For the security, Fantex, Inc. files a registration statement with the SEC. This document contains important information about the brand contract and brand, including information about the athlete, playing contract, endorsements, the offering size and risks.  It also includes the methodology and assumptions used by Fantex, Inc. to determine the value of the brand, and how Fantex, Inc. intends to help increase that potential brand value through its marketing activities.

Soon after the registration statement is filed, Fantex Brokerage Services starts taking reservations (indications of interest) from customers for the IPO shares. Depending on demand, it’s important to note that shares reserved by customers are not guaranteed.  Additionally, if demand for an offering is less than the number of shares being offered, Fantex, Inc. may cancel the offering.

The Fantex Arian Foster IPO is priced at $10 per share.

Q.                                   What happens if the tracking stock stops generating revenue?

A.                                    The tracking stock may be converted into Fantex, Inc. Platform common stock.  If the tracking stock is converted, then you should not expect many shares of Platform common stock upon conversion. If and when additional brands are added to our platform, Fantex, Inc. Platform common stock is intended to track and reflect the economic performance of all of our tracking brands, by having a small percentage of acquired brand income from each brand.

Q.                                   Will Fantex, Inc. pay dividends?

A.                                    The Fantex, Inc. board of directors is permitted, but not required, to declare and pay dividends on a Fantex tracking stock in an amount up to the “available dividend amount” for the tracking stock, to the extent permitted by the Delaware General Corporation Law. The available dividend amount for a tracking stock is as of any date an amount equal to the lesser of (a) total assets of Fantex, Inc. legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

Q.                                   Does Fantex Brokerage Services take a commission from each trade?

A.                                    Commissions for trades on Fantex Brokerage Services are one percent from the buyer and one percent from the seller.

Q.                                   Who are the founders of Fantex Holdings, Inc.?

A.                                    Dave Beirne, Co-Founder and Chairman; Buck French, Co-Founder and CEO; Dave Mullin, Co-Founder and CFO

Q.                                   Who is on the Board of Fantex Holdings, Inc.?

A.                                    David Beirne, Chairman and Co-Founder; Buck French, CEO & Director; John Elway, Director; Josh Levine, Director; Bruce Dunlevie, Director;

Q.                                   Who is on the Board of Fantex, Inc.?

A.                                    David Beirne, Chairman; Buck French, CEO & Director; Shahan Soghikian, Director; Terdema Ussery, Director; Ronald Machtley, Director; John Costello, Director; Bill Hosler, Director

Q.                                   Who is on the Advisory Board of Fantex Holdings?

A.                                    Kerry Kittles, Advisor; Colonel Gregory A. Gadson, Advisor; Eric Bechtel, Advisor; Ben Utt, Advisor; Quinten C. Stevens, Advisor

Q.                                   What are the Fantex Brokerage Services hours of operation?

A.                                    Regular trading hours are Monday — Friday from 12 p.m. — 8 p.m. ET.

Q.                                   What is the minimum age to invest?

A.                                    All Fantex Brokerage Services customers must be 18 years of age or older.

Q.                                   Can I trade if I am outside the United States?

A.                                    Investors must be a U.S. Resident and have a U.S. mailing address (other than a P.O. Box) and a U.S. social security or tax identification number to be eligible to participate in this offering

# # #

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future.  Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

Fantex

Fact Sheet

10/17/13

About Fantex:

Based in San Francisco, Fantex Holdings serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services. Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete brand and works to increase the value of this brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. The tracking stock is to be offered pursuant to a registration statement filed with the Securities and Exchange Commission. The offering takes place on Fantex Brokerage Services, the first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.

Fantex, Inc. First IPO:

Fantex, Inc. has filed a registration statement for its first tracking stock, which will be linked to the value and performance of the brand of Houston Texans Pro Bowl running back Arian Foster. This will mark the company’s first Initial Public Offering (IPO).

Fantex, Inc. Tracking Stock:

Fantex, Inc. enters into a brand contract with a professional athlete, pursuant to which we acquire a minority interest in the income the athlete receives from his activities in his profession and related fields. We attribute 95% of the acquired brand income, under each brand contract to a tracking stock. The Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of the athlete’s brand contract.

Holders of shares of our Fantex, Inc. tracking stock will have no direct investment in the businesses or assets attributed to the associated brand. Rather, an investment in the Fantex, Inc. tracking stock will represent an ownership interest in our company as a whole.

Fantex, Inc. Platform	Fantex, Inc. platform common stock is intended to track and reflect the

Common Stock:

economic performance of all of Fantex, Inc.’s tracking brands by having a small percentage of acquired brand income from these tracking brands attributed to it. Fantex, Inc. will also initially attribute to the platform common stock any liabilities not directly attributable to tracking series or general expenses of Fantex, Inc. not attributable to any tracking series.

How the Fantex, Inc. IPO Works:

An “Initial Public Offering” (IPO) is the first time shares linked to the value and performance of the athlete’s brand are made available for sale to the public. For the offering, Fantex, Inc. files an S-1 Registration Statement with the SEC that includes a prospectus. The prospectus contains important information about the brand contract and brand, including information about the athlete’s playing contract, endorsements, the offering size and risks. It also includes the methodology and assumptions used by Fantex, Inc. to determine the value of the brand, and how Fantex, Inc. intends to help increase the potential brand value through its marketing activities.

Soon after the prospectus is publically filed by Fantex Inc., Fantex Brokerage Services (FBS) starts taking reservations (indications of interest) from customers for the IPO shares. It’s important to note that shares reserved by customers are not guaranteed depending on demand. Additionally, if demand for an offering is less than the number of shares being offered, Fantex Inc. may cancel the offering. The Fantex Arian Foster IPO is priced at $10 per share. The offering is highly speculative and the securities involve a high degree of risk.  Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

How Fantex Brokerage Services Works:

Following the completion of each Fantex, Inc. IPO, customers with a funded account can try to buy or sell shares of the tracking stock through their brokerage account on Fantex Brokerage Services. Commissions for trades on Fantex Brokerage Services are one percent for the buyer and one percent for the seller.

How to Sign Up and Buy and Trade on Fantex Brokerage Services:

Investors need a social security number, contact information and an investment profile. All Fantex investors must be U.S. residents ages 18 or older with a physical address in the U.S. or its territories. Customers can fund their accounts via electronic transfer, wire transfer or regular mail, and no minimum balance is required.

Athlete Brand Value:

An athlete’s brand value is made up of the income generated throughout both their playing and post-career as defined in the brand contract with the athlete. This includes income from items such as playing contracts, endorsements, appearance fees, and broadcasting. For more specifics, please review the prospectus for the tracking stock.

Regulations:

The dollars, accounts, trades, risks and rewards are all very real on Fantex Brokerage Services—similar to other securities trading platforms. The tracking stock is offered pursuant to a registration statement that has been filed with the Securities and Exchange Commission (SEC).

Company Launch:	Oct. 17, 2013

Financial:	Fantex Holdings is a privately held company

Leadership:	David Beirne, Co-Founder & Chairman Buck French, Co-Founder & CEO David Mullin, Co-Founder & CFO

Fantex Holdings, Inc. Board of Directors and Advisors and Fantex, Inc. Board of Directors:	The Fantex Holdings, Inc. Board and Advisors and Fantex, Inc. Board includes Fantex executives, former professional athletes, and successful businessmen:

•                 David Beirne, Chairman Fantex Holding and Fantex, Inc.

•                 Buck French, CEO and Director, Fantex Holdings and Fantex, Inc.

•                 John Elway, Director, Fantex Holdings

•                 Josh Levine, Director, Fantex Holdings

•                 Bruce Dunlevie, Director, Fantex Holdings

•                 Shahan Soghikian, Director, Fantex, Inc.

•                 Terdema Ussery, Director, Fantex, Inc.

•                 Ronald Machtley, Director, Fantex, Inc.

•                 John Costello, Director, Fantex, Inc.

•                 Bill Hosler, Director, Fantex, Inc.

•                 Kerry Kittles, Advisor, Fantex Holdings

•                 Colonel Gregory D. Gadson, Advisor, Fantex Holdings

•                 Eric Bechtel, Advisor, Fantex Holdings

•                 Ben Utt, Advisor, Fantex Holdings

•                 Quinten C. Stevens, Advisor, Fantex Holdings

Media Contacts:
Howard Solomon	Gabriella Asmus
(415) 348-2733	(415) 348-2721
howard.solomon@finnpartners.com	gabriella.asmus@finnpartners.com

For more information about Fantex, please visit Fantex.com.

###

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future.  Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.